Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197954
Prospectus Supplement No. 34
(to Prospectus dated May 7, 2015)

(i) 1,322,500 shares of Common Stock and 1,322,500 Series B Warrants, issuable upon the exercise of the
1,322,500 outstanding Series A Warrants issued in our initial public offering;
and
 (ii) 1,322,500 shares of Common Stock, issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this prospectus.

This prospectus supplement supplements the prospectus dated May 7, 2015, as supplemented by prospectus supplement No. 1 dated May 14, 2015, prospectus supplement No. 2 dated June 2, 2015, prospectus supplement No. 3 dated June 15, 2015, prospectus supplement No. 4 dated June 23, 2015, prospectus supplement No. 5 dated August 6, 2015,  prospectus supplement No. 6 dated August 12, 2015, prospectus supplement No. 7 dated August 28, 2015, prospectus supplement No. 8 dated September 1, 2015, prospectus supplement No. 9 dated September 4, 2015, prospectus supplement No. 10 dated September 10, 2015, prospectus supplement No. 11 dated September 15, 2015, prospectus supplement No. 12 dated September 16, 2015, prospectus supplement No. 13 dated September 18, 2015, prospectus supplement No. 14 dated September 21, 2015, prospectus supplement No. 15 dated September 22, 2015, prospectus supplement No. 16 dated September 24, 2015, prospectus supplement No. 17 dated October 20, 2015, and prospectus supplement No. 18 dated November 16, 2015, prospectus supplement No. 19 dated December 8, 2015, prospectus supplement No. 20 dated December 11,2015, prospectus supplement No. 21 dated December 21, 2015, prospectus supplement No. 22 dated December 29, 2015, prospectus supplement No. 23 dated December 29, 2015 and prospectus supplement No. 24 dated December 29, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on October 15, 2014 (our “IPO”). The securities underlying the Series A Warrants include (i) 1,322,500 shares of our common stock and 1,322,500 of our Series B Warrants, which are issuable upon the exercise of the 1,322,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 1,322,500 shares of our common stock, which are issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this Prospectus.

Each Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants were initially exercisable at an exercise price of $7.00 per share; however, as a result of the offering of additional units by the Company on February 25, 2015, the Series A Warrants are now exercisable at an exercise price of $2.20 per share. The Series A Warrants expired on October 15, 2015. The Series B Warrants were not issued in our IPO and will only be issued upon the exercise of the Series A Warrants, with each Series B Warrant being exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $8.75 per share and expire on the sixth anniversary of the date of issuance.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 8, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On February 18, 2016, the closing sale price of our common stock on The NASDAQ Capital Market was $0.22 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 19, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2016

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed on the Current Report on Form 8-K filed with the SEC on December 29, 2015, On December 28, 2015, Great Basin Scientific, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) in relation to the issuance and sale by the Company to certain buyers as set forth in the Schedule of Buyers attached to the SPA (the “Buyers”) of $22.1 million aggregate principal amount of senior secured convertible notes (the “Notes”) and related Series D common stock purchase warrants (the “Warrants”) exercisable to acquire 3,503,116 shares of common stock (the “Warrant Shares”).

Section 3(c) of the SPA provides that the Company has reserved 120,000,000 of its authorized shares of common stock (the “Initial Required Reserved Amount”) for issuance as Conversion Shares and Warrant Shares under the Notes and Warrants, respectively, and Section 4(l) provides that so long as any of the Buyers owns any Securities (as defined in the SPA), the Company shall at all times maintain the Initial Required Reserve Amount or such additional number of shares of common stock as shall from time to time be necessary to effect the conversion of all of the Notes and the exercise of all of the Warrants then outstanding (in each case, without regard to any limitations on conversions or exercises) (the “Required Reserve Amount”).

In addition, Section 4(p) of the SPA provides that the Company shall hold a special or annual meeting of its stockholders (“Stockholder Meeting”) not later than sixty-five (65) calendar days after the Closing Date (the “Stockholder Meeting Deadline”), which date is March 4, 2016, to hold a vote on those certain matters related to the Notes and the Warrants as set forth in Section 4(p) of the SPA.

Effective February 8, 2016, the Company and certain of the Buyers holding enough of the Notes and warrants to constitute the Required Holders Under Section 9 (e) of the SPA entered into Amendment Agreement No.1 to Securities Purchase Agreement (the “Amendment Agreement”), whereby the Company and the Buyers agreed to: (i) amend the SPA to reduce the Initial Required Reserved Amount from 120,000,000 to 85,000,000 from the effective date of the Amendment Agreement until 11:59:59 pm New York Time on March 31, 2016; (ii) amend the SPA such that from and after 12:00:00 am New York time on April 1, 2016, the Initial Required Reserved Amount as defined in such section shall mean 120,000,000 shares of Common Stock duly authorized and reserved for issuance as Conversion Shares (as defined in the Notes) and Warrants Shares; (iii) amend Section 4(l) of the SPA, Section 11(a) of the Notes and Section 1(g) of the Warrants, to reflect the reduction in the Initial Required Reserved Amount; (iv) if the Company’s contemplated public offering on Form S-1 would trigger the anti-diluted provisions in the Notes and result in the Required Reserve Amount being higher than the Initial Required Reserved Amount, then amend the definition of Required Reserve Amount in the SPA the Notes and the Warrants to equal the definition of Initial Required Reserved Amount from the effective date of the Amendment Agreement until 11:59:59 pm New York Time on March 31, 2016; (v) provide that from and after 12:00:00 am New York time on April 1, 2016, the holders waives any right to contest or otherwise attempt to prevent the issuance of shares of common stock upon the exercise of pre-funded Series F warrants sold in the public offering even if there is an Authorized Share Failure under the terms of the Notes and Warrants and for the avoidance of doubt, that from and after 12:00:00 am New York time on April 1, 2016, if the number of shares duly authorized and reserved for issuance as Conversion Shares and Warrant Shares is less than 120,000,000 shares of Common Stock or such additional number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes and the exercise of all of the Warrants then outstanding, the Company will fail to meet the Required Reserve Amount under Section 4(l) of the SPA and an Authorized Share Failure shall have occurred under Section 11 of the Notes and Section 1(g) the Warrants, which the Company shall be required to promptly cure pursuant to the requirements of those sections; and (vi); amend Section 4(p) of the SPA to extend the Stockholder Meeting Deadline to 11:59:59 pm New York time on March 31, 2016.

The foregoing is a summary description of the material terms of the Amendment Agreement and is qualified in its entirety by the text of the Amendment Amendment, attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01.

Item 3.03 Material Modifications to Rights of Security Holders

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Form of Amendment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: February 8, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Form of Amendment Agreement